UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K of Location Based Technologies, Inc. (the "Company") which was filed on January 15, 2013, is being filed to amend and restate Items 4.01, 4.02 and 9.01 thereof in response to certain comments on the original filing raised by the Securities and Exchange Commission.

Item 4.01  Changes in Registrant’s Certifying Accountant.

At the conclusion of the August 31, 2012 audit, Comiskey & Company, P.C. (“Comiskey”), the Company’s then independent registered public accounting firm, had discussions with the Company’s internal accounting personnel regarding a legal requirement imposed by the Sarbanes-Oxley Act of 2002, which calls for the mandatory rotation of the lead engagement partner and concurring audit partner every five years. Comiskey, which had provided auditing services to the Company since 2007, informed the Company that Comiskey would be unable to rotate partners as required by the Sarbanes-Oxley Act of 2002 and that therefore, the Company would be required to change auditors for the Company’s financial statements effective for the quarter ending November 30, 2012.

Acting on such information, on December 14, 2012, the Company delivered to Friedman LLP (“Friedman”) an engagement letter signed by the Company on December 13, 2012 pursuant to which the Company engaged Friedman as our new independent registered public accounting firm.  Friedman is located at 1700 Broadway, New York, NY 10019.

During the period from September 1, 2010 (the first day of the Company’s fiscal year which ended on August 31, 2011) to December 13, 2012 (the day prior to the date that the Company engaged Friedman as its principal independent registered public accounting firm), the Company did not consult with Friedman regarding the application of accounting principles to any completed or proposed transaction, the type of audit opinion that might be rendered on the Company’s financial statements or any other matter.

On January 14, 2013, the Board of Directors of the Company formally approved the termination of Comiskey and the Company formally dismissed Comiskey. Since December 14, 2012 Comiskey has not performed any audit or review services relating to the Company.

During the year ended August 31, 2012, and through the date of discontinuance of Comiskey’s engagement as the Company’s independent registered public accounting firm, there were no disagreements with Comiskey on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Comiskey, would have caused it to make reference to the subject matter of the disagreement in its reports on our financial statements for such periods.

During the period the Company engaged Comiskey, neither the Company nor anyone on the Company's behalf consulted with Comiskey regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

The Company has authorized Comiskey to respond fully to all inquiries of Friedman.

The Company has provided Comiskey with a copy of this Item 4.01 of its Amendment No. 1 to its Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (“SEC”) and requested it to furnish a letter addressed to the SEC stating whether it agrees with the statements made above. Attached as Exhibit 16.1 is a copy of Comiskey’s letter to the SEC, dated January 22, 2013.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 14, 2013, the Board of Directors of the Company, concluded that previously issued audited financial statements of the Company for its fiscal year ended August 31, 2012, which were included in the Company’s  Annual Report on Form 10-K which was filed on November 29, 2012 (the “Original 10-K”), should no longer be relied upon.

The conclusion of the Board that the financial statements for the above-described period should not be relied upon was based on statements made by the Registrant’s chief financial officer, who reported to the Board that Amendment No. 1 to the Registrant’s Annual Report on Form 10-K would be filed to restate revenue and cost of revenue for PocketFinder devices sold to our main distributor due to an accounting error and change in accounting policy.

Revenues are recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition.  We have reevaluated the factors that we used to determine revenue recognition for devices sold to our distributor and concluded that it is appropriate to restate revenue and cost of revenue for year ended August 31, 2012.  Other related accounts affected include allowance for sales returns, deferred revenue, inventory purchase commitment, device revenue and cost of revenue.  We are also amending Footnote 1 “Nature of Operations and Summary of Significant Accounting Policies” and Item 2 “Management's Discussion and Analysis of Financial Condition and Results of Operations” to reflect changes to the financial statements as a result of the restatement.

An Amendment No. 1 to the Company’s Annual Report on Form 10-K was filed on January 17, 2013 (the “10-K/A”) to restate such financials and Management’s Discussion and Analysis of Financial Condition and Results of Operations as described above.

The net effect of the restatement was a positive impact on our income statement and balance sheet.

In the 10-K/A, no other changes were made to the Original Form 10-K, and the 10-K/A does not reflect any subsequent events occurring after the filing date of the Original Form 10-K or modify or update any other disclosures made in the Original Form 10-K.

The Company’s chief financial officer discussed the foregoing matters with Comiskey on January 14, 2013.

Item 9.01                      Financial Statements and Exhibits.

Exhibit Number                      Description
16.1                                           Letter, dated January 22, 2013 from Comiskey & Company, P.C. to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: January 22, 2013	By:	/s/ David Morse
David Morse
Chief Executive Officer